CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report date August 25, 2022, with respect to the financial statements of Allspring Alternative Risk Premia Fund (formerly, Wells Fargo Alternative Risk Premia Fund), one of the funds comprising Allspring Funds Trust (formerly, Wells Fargo Funds Trust), as of June 30, 2022, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
October 26, 2022